Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement listed below of our report dated June 22, 2022, with respect to the statements of net assets available for benefits of Caribbean Refrescos, Inc. Thrift Plan as of December 31, 2021, and the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule of schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2021, which report appears in the annual report on Form 11-K of Caribbean Refrescos, Inc. Thrift Plan for the year ended December 31, 2021:

1.Registration Statement No. 333-194215 on Form S-8, dated February 28, 2014

2.Registration Statement No. 333-221170 on Form S-8, dated October 27, 2017

/s/ BANKS, FINLEY, WHITE & CO.

June 22, 2022
Atlanta, Georgia